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                                                             Exhibit 99.B (j)(2)


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the Registration Statement (No. 2-86271) on Form N-1A of our reports dated October 31, 2003 relating to the financial statements and financial highlights which appear in the September 30, 2003 Annual Reports to Shareholders of the State Street Research Mid-Cap Growth Fund, State Street Research Emerging Growth Fund and the State Street Research Aurora Fund (each a series of State Street Research Capital Trust). We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
January 27, 2004